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                          OFFER TO PURCHASE FOR CASH BY

                      STATE FINANCIAL SERVICES CORPORATION

                     OF UP TO 700,000 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                EACH AT A PURCHASE PRICE NOT GREATER THAN $16.50
                         NOR LESS THAN $14.00 PER SHARE

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 OUR OFFER, THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 5:00
   P.M. (NEW YORK CITY TIME) ON FRIDAY, DECEMBER 6, 2002, UNLESS OUR OFFER IS
                                    EXTENDED.
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                                                                November 1, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     State Financial Services Corporation, a Wisconsin corporation ("the Company"), is offering to purchase up to 700,000 shares (or such lesser number of Shares as are properly tendered and not withdrawn) of its outstanding common stock, par value $0.10 per share (the "Shares"), including the associated preferred share purchase rights, at a price not greater than $16.50 nor less than $14.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as each may be amended and supplemented from time to time, together constitute the "Offer") enclosed herewith. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of July 27, 1999, between State Financial Services Corporation and American Stock Transfer & Trust Company, as rights agent, and, unless the context otherwise requires, all references to Shares include the associated preferred shares purchase rights.

     The Company will determine the single per Share price, not greater than $16.50 nor less than $14.00 per Share, net to the seller in cash, without interest ("Purchase Price") that it will pay for Shares validly tendered pursuant to the Offer and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to buy 700,000 shares (or such lesser number of Shares are properly tendered at prices not greater than $16.50 nor less than $14.00 per Share). All Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration, conditional tender and odd lots provisions. See Section 1 of the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 700,000 Shares pursuant to the Offer. See Sections 1 and 16 of the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 700,000 Shares are validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, the Company will buy Shares in the following order: (i) from shareholders who owned beneficially as of the close of business on November 1, 2002 and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares at or below the Purchase Price; (ii) all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally, in each case at prices at or below the Purchase Price, on a pro rata basis, from all other shareholders who properly tender their Shares at prices at or below the Purchase Price (and do not properly withdraw them on or prior to the Expiration Date); and (iii) if necessary, Shares conditionally tendered, for which the condition was not satisfied, at prices at or below the Purchase Price selected by random lot. See Sections 1, 3 and 6 of the Offer to Purchase. If any shareholder tenders all of his or her Shares and wishes to avoid proration or to limit the extent to which only a portion of such Shares may be purchased because of the proration provisions, the shareholder may tender Shares subject to the condition that a specified minimum number of Shares or none of such Shares be purchased. See Section 6 of the Offer to Purchase. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1. The Offer to Purchase dated November 1, 2002.

          2. Letter to Shareholders from Michael J. Falbo, President and Chief Executive Officer of the Company.

          3. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed by the Expiration Date.

          5. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withheld.

          7. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 6, 2002, UNLESS EXTENDED.

     The Company's Board of Directors has approved this offer. However, neither the Company nor its Board of Directors, nor the Information Agent or the Dealer Manager, is making any recommendation whether shareholders should tender or not tender their shares or at what price or prices they should choose to tender their shares. Shareholders must make your own decision whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender them.

     The Company will not pay any fees or commissions to any broker or dealer or any other person (other than fees paid to the Dealer Manager, Information Agent or the Depositary as describer in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Depositary, and Share Certificates should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If shareholders wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-



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entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 4 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, D. F. King & Co., Inc. at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent by calling collect at (212) 269-5550.

                                          Very truly yours,

                                          SANDLER O'NEILL & PARTNERS, L.P.
Enclosures

     NOTHING HEREIN IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.



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